Exhibit 3.301

STATE OF FLORIDA

ARTICLES OF ORGANIZATION

OF

HILTON-OCCC HOTEL, LLC

These Articles of Organization of HILTON-OCCC HOTEL, LLC, a Florida limited liability company (the “Company”), dated as of the 5th day of June, 2000, are being duly executed and filed by Michael J Sullivan, who is authorized to form a limited liability company under the Florida Limited Liability Company Act (Chapter 608 of Florida Statutes).

ARTICLE I—Name: The name of the Company is: HILTON-OCCC HOTEL, LLC

ARTICLE II—Address: The principal address and mailing address of the Company is:

c/o Hilton Hotels Corporation, a Delaware corporation

9336 Civic Center Drive, Beverly Hills, California 90210

ARTICLE III—Registered Agent, Registered Office and Registered Agent’s Signature:

The Registered Agent and Registered Office for service of process is as follows:

Name:	Corporation Service Company
Address:	1201 Hays Street

Tallahassee, Florida 32301

Having been named to accept service of process for the Company named above, at the place designated in this certificate, I agree to act in that capacity and to comply with the provisions of the Florida Limited Company Act and all other applicable laws, relative to the proper and complete performance of my duties as registered agent.

/s/ Deborah D. Skipper
(signature)
Printed Name: Deborah D. Skipper as its agent,
as agent of Corporation Service Company

ARTICLE IV—Management: The Company will be a member-managed company.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization as of the date first above written.

/s/ Michael J. Sullivan
Michael J. Sullivan, authorized person